Exhibit 4.6

Equipment Purchase Agreement

Contract No.: 20231017001

Party A: Dongguan Chengchuang Huliang Electronic Technology Co., Ltd.

Party B: Dongguan Taide Automation Technology Co., Ltd.

Party A and Party B, in accordance with the Contract Law of the People’s Republic of China and based on the principles of equality and mutual benefit, have, through amicable negotiation, entered into this contract regarding Party A’s purchase of the “2-4 Core Wire Terminal Crimping and Insertion Machine” from Party B.

I. Equipment Cost

The total cost of the equipment is RMB 548,672.57 (exclusive of tax), or RMB 620,000.00 (inclusive of tax), with a value-added tax rate of 13%. This amount includes packaging and transportation costs. The specific configuration details are set forth in the attached Quotation Sheet, reference number QucC20230920001.

II. Payment Terms

Upon execution of this contract, Party A shall make a 60% advance payment, i.e., RMB 372,000.00 (inclusive of tax, calculated as RMB 620,000.00 × 60%).

Upon completion of the equipment manufacturing, Party B shall provide the inspection report and complete photos of the equipment; after Party A’s personnel complete on-site inspection and acceptance at Party B’s premises, Party A shall pay an additional 30%, i.e., RMB 186,000.00 (inclusive of tax, calculated as RMB 620,000.00 × 30%).

The remaining 10%, i.e., RMB 62,000.00 (inclusive of tax, calculated as RMB 620,000.00 × 10%), shall be paid within 60 days after Party A receives and accepts the equipment.

III. Delivery Schedule

The equipment shall be delivered to Party A’s Dongguan factory within 60 working days from the date of contract signing (manufacturing period).

IV. Intellectual Property

The intellectual property rights of the equipment, which is customized according to Party A’s requirements, shall belong to Party A. Party B shall not disclose or sell the solution to any third party without Party A’s written consent for a period of three (3) years.

V. Liability for Breach of Contract

1. Both parties must strictly perform all terms of this contract. Neither party may unilaterally alter or terminate this contract without the other party’s written consent.

2. If, upon inspection, the delivered equipment does not conform to the mutually agreed equipment solution and specification requirements (including 3D simulation, as detailed in the attachment “2-4 Core Wire Terminal Crimping and Insertion Machine Solution”), Party B shall refund to Party A the full 60% advance payment (RMB 372,000.00).

3. If Party A cancels or unilaterally terminates the project, Party B shall refund 50% (RMB 186,000.00)of the 60% advance payment (RMB372,000.00) to Party A as compensation.

4. If Party B fails to deliver on time due to reasons attributable to Party B, 1% of the total equipment cost shall be deducted for each day of delay, up to a maximum of 10% of the total contract amount. If delivery is delayed by more than 30 days, Party A has the right to terminate this contract, and any resulting losses shall be borne by Party B.

VI. Dispute Resolution

Any disputes arising out of or in connection with this contract shall be resolved through friendly negotiation in accordance with the relevant provisions of the Contract Law of the People’s Republic of China and other applicable laws. If negotiation fails, either party may bring a lawsuit to the People’s Court of Dongguan. The breaching party or the party primarily responsible for the contract dispute shall bear the other party’s reasonable legal fees, appraisal (inspection) fees, and other related costs incurred in the course of litigation or arbitration.

VII. Any matters not covered herein shall be separately agreed upon by both parties. This contract is made in duplicate, with each party holding one copy. This contract shall become effective upon signature and affixing of company seals by both parties, and upon receipt of payment.

This contract shall become effective upon receipt of payment (hand written).

Party A: Dongguan Chengchuang Huliang Electronic Technology Co., Ltd.	Party B: Dongguan Taide Automation Technology Co., Ltd.

Authorized Signature:	Authorized Signature:

Company Seal:	Company Seal:

Date of Signing: November 6, 2023	Date of Signing: November 6, 2023